Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inseego Corp. on Form S-8 of our report dated March 1, 2022 with respect to our audits of the consolidated financial statements of Inseego Corp. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 and our report dated March 1, 2022 with respect to our audit of internal control over financial reporting of Inseego Corp. as of December 31, 2021 appearing in the Annual Report on Form 10-K of Inseego Corp. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

August 9, 2022